UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

BBX CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 8.01 Other Events.

As previously disclosed, pursuant to the Underwriting Agreement entered into in connection with the initial public offering of Bluegreen Vacations Corporation (“Bluegreen Vacations”),  on November 21, 2017, Bluegreen Vacations sold 3,736,723 shares of its common stock to the underwriters and BBX Capital Corporation (the “Company”), as selling shareholder, sold 2,761,925 shares of Bluegreen Vacations’ common stock, in each case, at the initial public offering price of $14.00 per share less underwriting discounts and commissions. In addition, the Company granted the underwriters a 30-day option to purchase up to an additional 974,797 shares of Bluegreen Vacations’ common stock at the initial public offering price less underwriting discounts and commissions.   The underwriters subsequently exercised their option in full.  In connection with such option exercise, on December 5, 2017, the Company sold to the underwriters an additional 974,797 shares of Bluegreen Vacations’ common stock,  resulting in additional net proceeds to the Company of approximately $12.7 million.  The Company continues to own approximately 90% of Bluegreen Vacations’ outstanding common stock.  A copy of the press release announcing the underwriters’ option exercise and the sale of the additional shares to the underwriters is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press release dated December 5, 2017

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 5, 2017

BBX Capital Corporation

By: /s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President and Chief Financial Officer